Exhibit 10.185

THIRD AMENDMENT TO

ERIE INSURANCE GROUP EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2015)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan (the “Plan”) under an amendment and restatement effective as of January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company desires to amend the Plan to provide for the regular and automatic increase of employee deferrals for eligible employees hired on or after January 2, 2018, to provide the opportunity for other eligible employees to elect a regular and automatic increase to employee deferrals and, for employees who have taken a hardship withdrawal, to provide for the automatic re-instatement of employee deferrals following the required suspension period.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective January 2, 2018:

1.	Section 2.1(b) of the Plan is hereby amended in its entirety and shall now read as follows:

(b)
A Covered Employee who is hired on or after March 1, 2013 and who does not make an affirmative election to participate in the Plan pursuant to paragraph (a) above within the 30-day period following notice of his eligibility shall be enrolled automatically to participate in the Plan effective as of the beginning of the first pay period following the expiration of such 30-day period. Such automatic enrollment shall be at the rate of five percent (5%) of Compensation and, except as provided in Section 3.1(c) with respect to automatic increases in rates of Elective Deferrals applicable to Participants hired on and after January 2, 2018, such five percent (5%) rate shall remain in effect during such Participant’s period of employment until such time as the Participant affirmatively acts to change such percentage. The Administrator shall comply with the notice requirements of Section 414(w)(4) of the Code and may establish additional procedures, in its discretion, to administer the automatic enrollment of Covered Employees. For all purposes hereunder, contributions made pursuant to automatic enrollment hereunder shall be treated as Tax Deferred Contributions.

2.	The second-to-last sentence of Section 2.1(c) of the Plan shall be amended in its entirety and shall now read as follows:

The automatic enrollment provisions of paragraph (b) and the automatic increase provisions of Section 3.1(c) shall not apply to a Covered Employee who is described in this paragraph (c).

3.	The last sentence of Section 2.2 of the Plan shall be amended in its entirety and shall now read as follows:

The automatic enrollment provisions of Section 2.1(b) and the automatic increase provisions of Section 3.1(c) shall not apply in connection with the re-employment of a Covered Employee.

4.	Section 2.3(b) of the Plan is hereby amended in its entirety and shall now read as follows:

(b)
Upon the transfer of an individual from other employment with an Employer or Affiliate such that the individual becomes a Covered Employee hereunder, such individual shall be eligible to participate in the Plan as provided in Section 2.1 hereof and, except for individuals who transfer to the employment classification described in Section 2.1(c), the automatic enrollment provisions of Section 2.1(b) and the automatic increase provisions of Section 3.1(c) shall apply following such transfer.

5.	A new section shall be added to Article Two of the Plan and such new section, designated as Section 2.4, shall read as follows.

2.4	Covered Employees Returning from Leave

Effective January 2, 2018, as soon as administratively practicable following the return of a Covered Employee from a leave of absence which has resulted in a suspension of such Covered Employee’s Elective Deferrals, the Administrator shall reinstate the Elective Deferral election of the Covered Employee that was in effect immediately before the suspension of the Elective Deferrals. The Elective Deferrals of such a Covered Employee shall be increased automatically as of the March 1 that next follows the Covered Employee’s return from the leave of absence, and as of each March 1 thereafter, in accordance with the procedures provided in Section 3.1(c). Any such action of the Administrator, however, shall be subject to a Covered Employee’s affirmative election in accordance with Section 3.8(a).

6.	The first paragraph of Section 3.1(a) of the Plan shall be amended in its entirety and shall now read as follows:

Each Covered Employee who is eligible to participate in the Plan and who has elected to become a Participant (in accordance with Section 2.1(a)) may, at the time of making application to become a Participant, elect to make Elective Deferrals in a fixed, whole percentage, from one percent (1%) to one hundred percent (100%) of Compensation otherwise payable to such Covered Employee in future pay periods. Effective on and after January 2, 2018, a Participant may elect to have his Elective Deferrals automatically increased at such time or times as provided in such election. Any such election shall be made in accordance with procedures adopted by the Administrator and communicated to Participants.

7.	A new paragraph (c) shall be added to Section 3.1, as follows, and current Section 3.1(c) shall be re-designated as Section 3.1(d).

(c)
The Elective Deferrals of a Participant who is hired on or after January 2, 2018 and who is making Elective Deferrals at a rate greater than 0% and less than 10% shall be increased automatically as of the March 1 that next follows such Participant’s date of hire by at least six months, and as of each subsequent March 1 thereafter. Such automatic rate of increase shall be one percent (1.0%) of the Participant’s Compensation as of the given March 1 and such automatic rate of increase shall remain in effect for each subsequent March 1 until the Participant’s rate of Elective Deferrals is equal to ten percent (10%) of Compensation; provided, however, that the Participant may affirmatively elect to change such automatic rate of increase, or to decline an automatic increase, at any time in accordance with the provisions of Section 3.8(a).

8.	A new sentence shall be added to the end of Section 7.3 and shall read as follows:

Effective January 2, 2018, as soon as administratively practicable following an Eligible Applicant’s completion of the six month suspension period identified in paragraph (c) above, the Administrator shall reinstate the Elective Deferral election of the Eligible Applicant that was in effect immediately before the effective date of the hardship withdrawal. The Elective Deferrals of such an Eligible Applicant shall be increased automatically as of the March 1 that next follows the expiration of the six month suspension period, and as of each March 1 thereafter, in accordance with the procedures provided in Section 3.1(c). Any such action of the Administrator, however, shall be subject to an Eligible Applicant’s affirmative election in accordance with Section 3.8(a).

IN WITNESS WHEREOF, the Company has caused this Plan Amendment to be executed this 20th day of December, 2017.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ Patrick Simpson	By: /s/ Sean J. McLaughlin
Title: Executive Vice President and General Counsel

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